Exhibit 10.1

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (the “Agreement”), dated as of February 7, 2011, is entered into by and among ANTs software, inc., a Delaware corporation having an address at 71 Stevenson Street, Suite 400, San Francisco, CA 94105 (the “Company”), and Gemini Master Fund, Ltd., having an address at c/o Gemini Strategies, LLC, 135 Liverpool Drive, Suite C, Cardiff, CA 92007 (“Gemini”), and Manchester Securities Corp., having an address at 712 Fifth Avenue, New York, NY 10019 (“Manchester”, and collectively with Gemini, the “Holders”).

W I T N E S S E T H:

WHEREAS, the Company issued to William J. Healy, an individual (“WH”), that certain 10% Convertible Promissory Note (“WH Note”) on or about May 30, 2008 in the original principal amount of $1,000,000; and

WHEREAS, the Company issued to Robert T. Healey, an individual (“RH”, and together with WH, the “Sellers” and each of the Sellers individually a “Seller”), that certain 10% Convertible Promissory Note (“RH Note”, and together with the WH Note, the “Notes”) on or about May 30, 2008 in the original principal amount of $1,000,000; and

WHEREAS, contemporaneously herewith the Sellers and Holders are entering into those certain Securities Purchase Agreements pursuant to which Gemini is purchasing the WH Note and Manchester is purchasing the RH Note (“Securities Purchase Agreements”); and

WHEREAS, contemporaneously with such purchase of the Notes by such Holders, and as a condition to such purchase, the Company and the Holders desire to exchange the Notes for securities consisting of (i) new convertible notes in the form of Exhibit A attached hereto (“Exchange Notes”), and (ii) the Warrants, as herein defined, all on the terms set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Exchange of Notes.

a.      Issuance of Exchange Notes and Warrants.  Upon the following terms and conditions, in exchange for the surrender and cancellation of the Notes, the Company shall issue to each Holder, and each Holder shall acquire from the Company (i) an Exchange Note dated and issued as of February 7, 2011 in the aggregate original principal amount equal to 120% of the principal amount of the Note surrendered by such Holder in exchange for the Exchange Note, and (ii) a warrant to purchase such number of shares of Common Stock (as defined in the Exchange Notes) of the Company as is equal to such principal amount of the Note surrendered by such Holder divided by 0.30, in the form of Exhibit B attached hereto (each a “Warrant” and collectively the “Warrants”).  The Exchange Notes and Warrants are being issued in substitution for and not in satisfaction of the Notes, provided, however, the Holders acknowledge and agree that upon the issuance and acceptance of the original Exchange Notes and Warrants issued pursuant to this Section, the original Notes will be deemed cancelled and will be promptly surrendered to the Company.

b.      Promptly following execution hereof or as soon thereafter as is reasonably possible, the Company shall deliver the original Exchange Notes and Warrants to Gemini’s counsel, and the Holders shall cause the original Notes (or an affidavit of lost note in form and substance acceptable to the Company) to be delivered to Gemini’s counsel.  The execution and consummation of the Securities Purchase Agreements by the Holders and the Sellers shall be a condition precedent to the consummation of the transactions contemplated hereby, provided that the transactions contemplated hereunder and under the Securities Purchase Agreements shall occur simultaneously, such that Gemini’s counsel shall simultaneously release from escrow (1) the original Exchange Notes and Warrants to the Holders, (2) the surrendered Notes to the Company, and (3) the purchase price for the Notes to the Sellers.

c.      The date upon which the Exchange Notes and Warrants are released to the Holders shall be the “Closing Date”.

d.      The Exchange Notes shall be guaranteed by Inventa Technologies, Inc., a wholly-owned subsidiary of the Company.  The guaranty in the form of Exhibit C attached hereto shall be executed by such guarantor and delivered at Closing (“Guaranty”).

e.      Prior to the second Business Day following the Closing Date, the Company shall pay to the Sellers any and all accrued but unpaid interest due under the Notes through the Closing Date.

2.        Representations and Warranties. The Company hereby makes to the Holders the following representations and warranties:

a.       Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Exchange Notes and Warrants by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith.  This Agreement and the Exchange Notes and Warrants have been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

b.       No Conflicts.  The execution, delivery and performance of this Agreement and the Exchange Notes and Warrants by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s or any of its subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien or encumbrance upon any of the properties or assets of the Company or any subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing a Company or subsidiary debt or otherwise) or other material understanding to which the Company or any subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a material adverse effect.

c.      Filings, Consents and Approvals.  Other than applicable anti-dilution notices to be delivered to existing investors in the Company on or prior to the due date therefor, the Company is not required to obtain any approval, consent, waiver, authorization or order of, give any notice to, or make any filing, qualification or registration with, any court or other federal, state, local, foreign or other governmental authority or other person or entity in connection with the execution, delivery and performance by the Company of this Agreement or the Exchange Notes or Warrants.  No further approval or authorization of any stockholder, the Board of Directors or others is required for the exchange for and the issuance of the Exchange Notes and Warrants or any shares of Common Stock issuable upon the conversion, exercise or exchange of, in payment of interest on, or otherwise pursuant to the Exchange Notes or Warrants (collectively, “Underlying Shares”).

d.      Issuance and Reservation of Securities.  The Exchange Notes, Warrants and Underlying Shares are duly authorized.  Any Underlying Shares, when issued in accordance with the terms of Exchange Notes and Warrants, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens, freely tradable and without any legends thereon (except that Underlying Shares issued pursuant to a cash exercise of the Warrants shall not be freely tradable upon issuance and shall be subject to restrictive legends thereon).  The Company has reserved, and shall at all times hereafter reserve, from its duly authorized capital stock for issuance upon conversion and exercise pursuant to the Exchange Notes and Warrants, at least such amount of shares of Common Stock as is equal to the amount of Underlying Shares into which the Exchange Notes and Warrants are fully convertible and exercisable, respectively (without regard to any limitations on ownership or conversion or exercise set forth therein).

e.      Private Placement.  No registration under the Securities Act is required for the issuance of the Exchange Notes, Warrants or any Underlying Shares in accordance with the terms hereof and thereof.

f.      No Inside Information.  Neither the Company nor any Person acting on its behalf has provided any Holder or its counsel with any information that constitutes or might constitute material, non-public information concerning the Company.

g.       Equal Consideration. Except as otherwise set forth herein, no consideration has been offered or paid to any person to amend or consent to a waiver, modification, forbearance, exchange or otherwise of any provision of the Notes.

h.       Survival. All of the Company’s warranties and representations contained in this Agreement shall survive the execution, delivery and acceptance of this Agreement by the parties hereto.

i.       Holding Period for Exchange Notes and Warrants.  Pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (“Securities Act”), the holding period of the Exchange Notes, Warrants and the Underlying Shares (except Underlying Shares issued pursuant to a cash exercise of the Warrants) tack back to May 30, 2008 (the original issue date of the Notes).  The Company agrees not to take a position contrary to this paragraph.  The Company agrees to take all actions, including, without limitation, the issuance by its legal counsel of any necessary legal opinions, necessary to issue the Underlying Shares without restriction and not containing any restrictive legend without the need for any action by the Holder (except Underlying Shares issued pursuant to a cash exercise of the Warrants).  The Company is not currently, and has never been, an issuer of the type described in Rule 144(i).  The Exchange Notes and Warrants are being issued in substitution and exchange for and not in satisfaction of the Notes.  The Exchange Notes shall not constitute a novation or satisfaction and accord of any of the Notes.  Without limiting any of the terms, conditions or covenants contained in this Agreement or other documents, if at any time it is determined that any Underlying Shares are not freely tradable without restriction or limitation pursuant to Rule 144, then the Company shall promptly register the resale of all Underlying Shares under the Securities Act by filing a registration statement with the SEC as soon as practicable (but in no event later than 30 days) and causing such registration statement to be declared effective as soon as practicable (but in no event later than 90 days).

j.      Balances.  As of the date hereof, the balance outstanding under the Notes, including principal and interest, are as follows, and no further amounts are due under the Notes:

Note	Principal	Interest	Balance

WH Note	$1,000,000	$0	$1,000,000
RH Note	$1,000,000	$0	$1,000,000

Total	$2,000,000	$0	$2,000,000

3.      Employees and Affiliates.

a.      Each Holder, severally and not jointly (and each Holder makes this representation as to itself only), represents and warrants that (i) such Holder is not, as of the date of this representation, and has not been for the last one hundred twenty (120) days, an employee, officer, director or direct or indirect beneficial owner of more than ten percent (10%) of any class of equity security of the Company, or of any entity, directly or indirectly, controlling, controlled by or under common control with the Company, or otherwise been an “affiliate” as that term is used in Rule 144 promulgated under the Securities Act, (ii) no consideration has been offered or paid by such Holder to any person to amend or consent to a waiver, modification, forbearance, exchange or otherwise of any provision of the Notes (other than the purchase of the Notes pursuant to the Securities Purchase Agreements), (iii) such Holder has not, directly or indirectly, controlled, been controlled by or been under common control with the Company, and (iv) such Holder has on or about the date hereof acquired a portion of the Notes without any restriction or limitation whatsoever and without any requirement to have such transaction registered under the Securities Act based on the representations contained in the Securities Purchase Agreements.  For purposes of this paragraph, “Holder” includes any person or entity that would be included with the Holder for purposes of Rule 144(a)(2).

b.      The Company represents and warrants to each Holder that (i) such Holder is not, as of the date of this representation, and has not been for the last one hundred twenty (120) days, an employee, officer, director or direct beneficial owner of more than ten percent (10%) of any class of equity security of the Company, or otherwise been an “affiliate” as that term is used in Rule 144 promulgated under the Securities Act, (ii) no consideration has been offered or paid by such Holder to amend or consent to a waiver, modification, forbearance, exchange or otherwise of any provision of the Notes, (iii) such Holder has not, directly or indirectly, controlled, been controlled by or been under common control with the Company, and (iv) the Notes have been outstanding for in excess of one year and the Notes have not been amended since the issuance date thereof.

4.      Legal Opinion. The Company hereby agrees to cause its legal counsel to issue a legal opinion to the Holders and the Company’s Transfer Agent regarding this Agreement and the transactions contemplated hereby, in form and substance reasonably acceptable to the Holders, including an opinion that all shares issuable upon conversion of the Exchange Notes (or in payment of interest thereunder) or upon a cashless exercise of the Warrants may be sold pursuant to Rule 144 without volume restrictions or manner of sale limitations and that certificates representing any such shares may be issued without a restrictive legend as required pursuant to Agreement, the Exchange Notes and the Warrants, as the case may be.  Delivery of such legal opinion shall be a condition to the consummation of the transactions contemplated hereby.  The Company acknowledges and agrees that, other than delivery of a conversion notice in the form set forth as an exhibit to the Exchange Notes, nothing further is required for a Holder to obtain freely tradable and unlegended shares issuable upon conversion of the Exchange Notes (or in payment of interest thereunder) or upon a cashless exercise of the Warrants.

5.      Transfer Consent and Documentation.  The Company hereby consents to the transfer of the Notes from the Sellers to the Holders as contemplated in the Securities Purchase Agreements, an executed copy of which has been furnished to the Company.  The Company hereby waives any requirement for any legal opinion in connection with such transfer, and represents and warrants that no further consent of or action by any other person or entity is required in connection with such transfer.  The Company further represents, warrants and agrees that, other than the aforementioned delivery of a PDF copy of the fully executed Securities Purchase Agreements, no further documentation or action is necessary or required in order for the Company to effectuate the transfer of the Notes on its books and records and the issuance of the Exchange Notes and Warrants as contemplated hereunder in exchange for such Notes.  The Company also represents, warrants and agrees that no endorsement of any principal, interest or other payments on any of the Notes is required in connection with the transfers contemplated by the Securities Purchase Agreements.

6.      Public Information.  So long as any Holder owns any Exchange Notes, Warrants and/or Underlying Shares, the Company shall timely file (or timely obtain extensions in respect thereof and file within the applicable grace period) all reports and definitive proxy or information statements required to be filed by the Company under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and shall not terminate its status as an issuer required to file reports under the Exchange Act (even if the Exchange Act or the rules and regulations promulgated thereunder would otherwise permit such termination).

7.      Conversion/Exercise Procedures.  The form of Conversion Notice included in the Exchange Notes sets forth the totality of the procedures required of a Holder in order to convert any such Exchange Notes.  The form of Exercise Notice included in the Warrants sets forth the totality of the procedures required of a Holder in order to exercise any such Warrants.  No additional legal opinion or other information or instructions shall be required of a Holder to convert such Exchange Notes or exercise such Warrants.  The Company shall honor all conversions of any Exchange Notes and exercises of any Warrants and shall deliver Underlying Shares in accordance with the terms, conditions and time periods set forth in the Exchange Notes and Warrants.

8.	Miscellaneous.

a.      If the transactions contemplated hereby are material to the Company or otherwise constitute material non-public information concerning the Company, then the Company shall, prior to 8:30AM on the trading day following the date hereof, issue a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby and attaching this Agreement and all other related agreements thereto, including without limitation the Exchange Notes and Warrants. The Company shall not at any time furnish any material non-public information to any Holder without such Holder’s prior written consent.

b.       This Agreement may be executed in two or more counterparts and by facsimile signature, delivery of PDF images of executed signature pages by email or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

c.      Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.  The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of the Exchange Notes and Warrants.

d.       If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

e.       This Agreement shall be governed by and interpreted in accordance with laws of the State of New York, excluding its choice of law rules. The parties hereto hereby waive the right to a jury trial in any litigation resulting from or related to this Agreement.  The parties hereto consent to exclusive jurisdiction and venue in the federal courts sitting in the southern district of New York, unless no federal subject matter jurisdiction exists, in which case the parties hereto consent to exclusive jurisdiction and venue in the New York state courts in the borough of Manhattan, New York.  Each party waives all defenses of lack of personal jurisdiction and forum non conveniens. Process may be served on any party hereto in the manner authorized by applicable law or court rule.

f.      Each Holder and the Company hereby agrees and provides further assurances that it will, in the future, execute and deliver any and all further agreements, certificates, instruments and documents and do and perform or cause to be done and performed, all acts and things as may be necessary or appropriate to carry out the intent and accomplish the purposes of this Agreement.

g.      The parties acknowledge and agree that the actions and obligations of each Holder hereunder are several and not joint with the actions and obligations of any other Holder and that no Holder shall be responsible in any way for the representations, warranties, agreements, acts or omissions, or the performance or non-performance of the obligations, of any other Holder hereunder.  Any and all rights granted to the Holders hereunder, at law or in equity shall be enforceable by each such Holder independently, and it shall not be necessary (but may be permissible) for any other Holder to be joined as an additional party in any action for such purpose.

h.      The parties acknowledge and agree that (i) the Holders are not are agents, affiliates or partners of each other, (ii) the Holders are not, under any circumstances, agreeing to act jointly, in concert or as a group with respect to the Notes, Exchange Notes, Warrants or any Underlying Shares, (iii) nothing contained in any document, and no action taken by any Holder pursuant thereto, constitutes or shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting or agreeing to act jointly, in concert or as a group with respect to the Notes, Exchange Notes, Warrants or any Underlying Shares, any transactions, or any of their actions or obligations under any documents (including without limitation the decision to acquire, dispose of or vote any securities), and (iv) the Company shall not assert any claim inconsistent with the foregoing.

i.      The Company acknowledges and agrees, and each Holder represents and agrees, that (i) such Holder has independently participated in the negotiation hereof with the advice of its own counsel and advisors, (ii) no other Holder has acted or will be acting as such Holder’s agent in connection with its acquisition, disposition or voting of any securities or monitoring its investment therein, (iii) such Holder’s decision to purchase and exchange the Notes has been made by such Holder independently of any other Holder and independently of any information, materials, statements or opinions regarding the Company which may have been made or given by any other Holder, and (iv) no Holder shall have any liability to any other Holder relating to or arising from any such information, materials, statements or opinions.  The Company represents and acknowledges that (A) for reasons of convenience of the Company only and not because it was required or requested to do so by any Holder, (1) each Holder and its counsel may have communicated and may continue to communicate with the Company through a lead counsel who represents one or more of the Holders independently, and (2) the Company has elected to provide all Holders with the same terms hereunder, and (B) such procedures with respect to this Agreement shall in no way create a presumption that the Holders are in any way acting jointly, in concert or as a group with respect to this Agreement or the Exchange Notes or Warrants or the transactions contemplated hereby.

j.      Each Holder agrees that so long as such Holder holds any Exchange Notes, such Holder shall not engage in any Short Sale transaction which would cause such Holder to have a Net Short Position, where (1) “Short Sale” shall have the meaning set forth in Rule 200 of Regulation SHO promulgated under the Securities Act, and (2) “Net Short Position” shall mean having a contractual obligation to deliver a greater number of shares of Common Stock than such Purchaser beneficially owns long, which includes without limitation shares of Common Stock held long and shares of Common Stock issuable upon exercise, conversion or exchange of Company securities held by such Purchaser (whether or not then convertible, exercisable or exchangeable, and including Exchange Notes and Warrants).

***********************

IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

COMPANY:

ANTS SOFTWARE, INC.

By:	/s/ David A. Buckel
Name:	David A. Buckel
Title:	CFO / Corporate Secretary

HOLDERS:

GEMINI MASTER FUND, LTD.
By: GEMINI STRATEGIES, LLC, as investment manager

By:	/s/ Steven Winters
Name:	Steven Winters
Title:	Managing Member

MANCHESTER SECURITIES CORP.

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

9